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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            ________________________




                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                                 July 31, 2001




                                FMC CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



         Delaware                        1-2376                   94-4079804
----------------------------             ------                   ----------
(State or other jurisdiction          (Commission             (I.R.S. Employer
     of incorporation)                File Number)           Identification No.)



              200 East Randolph Drive, Chicago, Illinois   60601
              --------------------------------------------------
             (Address of principal executive offices)  (Zip Code)



                                (312) 861-6000
                        ------------------------------
                        Registrant's telephone number,
                              including area code
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PAGE 2

Item 9.    Regulation FD Disclosure

On July 31, 2001, FMC Corporation issued the following release:


FMC Reports 2001 Second Quarter Results
---------------------------------------

Chicago, July 31, 2001--FMC Corporation today reported 2001 second quarter income per share from continuing operations of $1.58 on a diluted basis, before restructuring and impairment charges, on sales of $1 billion. FMC also announced restructuring and impairment charges of $351 million after tax (approximately $87 million in cash costs), primarily related to its phosphorus and lithium operations.

In June, FMC Technologies, Inc., a subsidiary of FMC, launched an IPO of 17 percent of its stock, which is now trading on the New York Stock Exchange. FMC said it still is on track to distribute the remaining FMC-owned shares of FMC Technologies' stock by the end of 2001.

The company noted that it is providing background pro forma earnings information (attached) for the machinery and chemical operations as if they had been unaffiliated companies for the last six quarters.

According to FMC Chairman and Chief Executive Officer Robert N. Burt: "Our operating results for the quarter matched our expectations given the current economic slowdown. We took a write-off in the second quarter, primarily reflecting ongoing problems in our U.S. phosphorus and Argentine lithium businesses. Looking ahead, the current malaise in the United States and within the global economy is lasting longer than expected, particularly in the manufacturing sector. What we see in manufacturing is continued weakness well into the third quarter, with modest improvement in the fourth quarter.

"We expect the chemical company profits for the third quarter to be a little more than half of last year's third quarter in the pro forma statements, while full-year results for the chemical company before impairment and restructuring charges should be approximately 80 percent of 2000's pro forma performance. Given the uncertainties in the economic outlook, we are not predicting next year's earnings."


Review of Operations
--------------------

Energy Systems sales were $270 million, up from $255 million in the second quarter of 2000. Earnings were $13 million, down from $20 million in the same period last year. Higher sales volumes were due to strong fluid control demand, while earnings were down on continued weakness in measurement systems and lower volumes and profits in floating production systems. Energy Systems inbound orders totaled $354 million for the quarter, up 63 percent from the prior-year period, primarily on strong subsea orders. Subsea inbound orders were strong across all geographic areas, including orders from Enterprise Oil offshore Brazil, Statoil offshore Norway, TotalFinaElf offshore West Africa, and BP in the Gulf of Mexico. The BP order for five trees is for its Crazy Horse field offshore Louisiana and is the first order under the new $250 million, five-year frame agreement between FMC Technologies and BP. Energy Systems total backlog increased approximately 30 percent in the second quarter of 2001, to

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PAGE 3

$635 million, compared with $490 million for the same period in 2000. The backlog for floating production systems improved with recent orders for turret mooring and related systems for a Floating Production and Storage and Offloading vessel to be used in developing Enterprise Oil's Bijupira and Salema fields. MODEC International LLC, a joint venture that is 37.5 percent owned by FMC Technologies, obtained the $290 million order from Enterprise Oil for this FPSO.

Food and Transportation Systems sales of $212 million were down from $240 million in the prior-year second quarter, and earnings of $16 million also declined from $23 million in the same period. Sales and profits were down for freezing systems and sterilization systems, due to the slowing U.S. and global economy, which has caused many food processors to postpone capital spending plans. The company expects potential orders to remain uncertain until food processors see an upturn in economic activity.

Sales were up, and profits were flat for airport systems. Volumes for ground support equipment, especially loaders, were the primary contributor to the improved sales compared with the second quarter of 2000. A weaker U.S. economy, high fuel prices and labor issues continue to put profit pressure on FMC Technologies' airline and freight customers. However, order activity has remained fairly steady, and inbound orders for loaders and ground support equipment totaled more than $75 million during the second quarter. Profit pressure on airlines may slow orders in the second half of the year and in 2002, which may partially offset the benefit from the initial orders and delivery of loaders for the U.S. Air Force under the Next Generation Smaller Loader program. Twelve loaders of the 264-unit program will be delivered prior to year-end.
Food and Transportation Systems total backlog increased 13 percent in the second quarter of 2001, to $270 million, compared with $239 million for the same period in 2000.

Agricultural Products sales were $206 million, up from $185 million in the prior-year period. Earnings increased to $41 million from $37 million in the 2000 second quarter. The increased sales reflected higher sales of specialty products--including turf, ornamental and termiticide products--as well as higher sales of herbicides in Latin America. Earnings increased, reflecting higher sales and an additional sulfentrazone profit protection payment from DuPont.

Specialty Chemicals sales were $120 million, down from $126 million in last year's second quarter. Profits were $21 million, down from $26 million in the prior-year period. Lower sales and profits primarily reflected customer inventory corrections, a weak euro and weakness in some industrial specialty markets. Lithium sales were down slightly, but profits were even on lower costs and improved product mix.

Industrial Chemicals sales of $200 million were down from $207 million in the second quarter last year. Earnings of $18 million were down from $28 million in the prior-year period. Soda ash sales were down slightly on lower volumes, but earnings were even with last year's second quarter on higher export prices and lower costs. Hydrogen peroxide sales and profits were down on lower volumes to pulp and textile customers, who are operating at lower

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rates in the current economic downturn.  FMC's share of profits from Astaris, its 50 percent-owned joint venture, was down on lower volumes and prices, reflecting weaker economic conditions and increased foreign competition due to the strong dollar. During the quarter, Astaris began the resale of contracted, low-cost power to a power supplier, which should improve results in the second half of 2001.

Corporate expense was $17 million--even with last year's quarter--and net interest expense was $24 million, down from $26 million in the prior-year period. FMC Corporation consolidated debt at the end of the second quarter was $1.2 billion, which was net of the FMC Technologies IPO proceeds, after expenses, of approximately $200 million. Depreciation and amortization for the 2001 second quarter was $50 million and capital expenditures were $67 million, with the difference between them primarily driven by high consent decree spending at our phosphorus operation in Pocatello, Idaho.


Asset Impairments and Restructuring Charges
-------------------------------------------

FMC announced one-time after-tax charges of $351 million ($508 million before tax), of which approximately $87 million represents cash costs. Of these cash costs, $60 million represents previously disclosed commitments.

These charges included asset impairments and restructuring charges of $227 million ($372 million before tax) for FMC's U.S. phosphorus-related activities. High manufacturing expenses related to increased energy costs and weak market conditions have required FMC to take these asset impairment and restructuring charges.

The charges for the phosphorus-related activities were largely related to FMC's environmental assets at the Pocatello, Idaho plant, but also included FMC's investment in the Astaris joint venture and other future commitments, including a fund for the Shoshone-Bannock tribes. The tribes have agreed to support a proposal to amend a consent decree to permit closure of the remaining waste treatment pond that is part of the Astaris facility located on the Fort Hall Reservation near Pocatello. This agreement provides greater operating flexibility as alternatives for the Pocatello plant continue to be evaluated.

Also included in the restructuring and impairment charges is a non-cash impairment of $97 million ($99 million before tax) of assets of FMC's lithium operation in Argentina. This operation, which is situated in the Andes Mountains, anticipates continued unfavorable market conditions that will not allow recovery of FMC's capital investment in Argentina.

Finally, restructuring and impairment charges for the quarter included $15 million ($18 million before tax) related to FMC's corporate restructuring costs and $12 million ($19 million before tax) reflecting a restructuring of chemical operations.

Other income and expense, net, for the three months ended June 30, 2001, was $7 million unfavorable to the prior year, primarily as a result of higher pension and LIFO inventory charges for the quarter.

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Including special expense items, FMC reported a net loss of $300 million for the second quarter, and a loss per share of $9.62.


Six Month Results
-----------------

For the first six months of 2001, sales were $1.9 billion, compared with $2 billion in the first six months of 2000. After-tax income from continuing operations before restructuring and impairment charges was $69 million, down from $106 million in the prior-year period. Income per share from continuing operations before one-time charges was $2.14, down from $3.36 per share in the first six months of 2000.

Energy Systems sales of $517 million were up slightly from $512 million in the first six months of 2000. Earnings of $22 million were down from $31 million in the prior-year period, based on continued weak margins in measurement systems and loading systems, accompanied by margin declines in floating production systems.

Food and Transportation Systems sales of $395 million decreased from $426 million in the first six months of 2000. Earnings of $26 million also were down from $35 million in the same period a year ago. Lower volumes and margins in food processing equipment, including sterilization, as well as continued weak margins in freezing systems, affected results. Within airport systems, increased volumes and margins in ground support equipment, particularly loaders, were partially offset by weakness in passenger boarding bridges.

Agricultural Products sales were $340 million compared with $350 million in the first half of last year. Earnings increased to $55 million from $51 million in the prior-year period. Lower sales reflected reduced sales in Asia and lower sulfentrazone sales to DuPont. Higher earnings reflected the receipt of contract profit protection payments from DuPont, as well as lower costs.

Specialty Chemicals sales were $236 million, down from $251 million in the 2000 first half. Earnings were $41 million, compared with $45 million in the prior-year period. Sales and profits were down on softer demand, especially in the industrial specialty markets.

Industrial Chemicals sales were $399 million, down from $481 million in the first six months of last year. Earnings were $33 million compared with $63 million in the prior-year period. Lower sales primarily reflected the deconsolidation of phosphorus sales after last year's second quarter formation of Astaris LLC, the company's 50-50 phosphorus chemicals joint venture with Solutia Inc. Lower earnings primarily resulted from significantly lower phosphorus earnings caused by higher power costs and higher environmental consent decree spending.

Year-to-date corporate expenses were $34 million, down from $35 million in the prior-year period. Net interest expense for the six-month period ending June 30 was $47 million, down from $49 million in the same period last year. Depreciation and amortization was $96 million for the first six months of 2001, and capital expenditures were $118 million for the same period.

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FMC is one of the world's leading producers of chemicals and machinery for industry and agriculture. FMC employs approximately 15,000 people at 90 manufacturing facilities and mines in 25 countries. The company divides its businesses into five segments: Energy Systems, Food and Transportation Systems, Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors in the corporation's 2000 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. The corporation does not intend to update this information and disclaims any legal obligation to the contrary.

                                  #    #    #

FMC will conduct its second quarter conference call at 11:30 a.m. (Eastern Daylight Time) on Tuesday, July 31. The event will be available at www.fmc.com. It will also be available for replay after the event at the same website.


                                   __________

The news release in this Form 8-K and the information contained in the exhibits thereto may also be accessed at the company's website (www.fmc.com). The posting and furnishing of this information is not intended to, and does not, constitute a determination by FMC Corporation that the information is material or that investors should consider this information before deciding to buy or sell FMC Corporation securities.

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PAGE 7

Item 7.  Financial Statements and Exhibits.

   (c) Exhibits.  The following exhibits are furnished:

       -------------------------------------------------------------------------
           Exhibit Number                          Exhibit Description
       -------------------------------------------------------------------------
       Exhibit 99a                       FMC Corporation and Consolidated
                                         Subsidiaries - Industry Segment Data
       -------------------------------------------------------------------------
       Exhibit 99b                       FMC Corporation and Consolidated
                                         Subsidiaries - Condensed Consolidated
                                         Statements of Income
       -------------------------------------------------------------------------
       Exhibit 99c                       FMC Corporation and Consolidated
                                         Subsidiaries - Condensed Consolidated
                                         Statements of Income Excluding Special
                                         Expense Items
       -------------------------------------------------------------------------
       Exhibit 99d                       FMC Corporation (Chemicals Operations)
                                         Business Segment Data - Pro Forma
                                         Basis
       -------------------------------------------------------------------------
       Exhibit 99e                       FMC Corporation (FMC Technologies)
                                         Business Segment Data - Pro Forma
                                         Basis
       -------------------------------------------------------------------------

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PAGE 8


                                   SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                FMC CORPORATION


                                By /s/ Stephen F. Gates
                                   ------------------------------
                                   Stephen F. Gates
                                   Senior Vice President, General
                                   Counsel and Secretary



Date: August 9, 2001